St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Jo Meyer	J.C. Weigelt
ameyer@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2012 Results and Announces the Authorization of a $300 Million Stock Repurchase Program

ST. PAUL, Minn. – Oct. 17, 2012 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended September 29, 2012.

Third Quarter Sales

The Company reported net sales of $1.326 billion in the third quarter of 2012, a decrease of 4 percent compared with the $1.383 billion in the third quarter of 2011. Revenue for the third quarter increased less than 1 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons decreased third quarter sales by approximately $60 million.

Commenting on the third quarter, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our existing growth drivers continued to perform well this quarter and we made good progress with our emerging growth drivers that will launch in the coming year. As we move into 2013 we are focused on execution and on ensuring our organization is as efficient and streamlined as possible to achieve our goal of delivering innovative medical devices that improve patient outcomes and reduce the cost of health care.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $691 million for the third quarter of 2012, an 8 percent decrease compared with the third quarter of 2011. Total CRM sales for the third quarter decreased 4 percent after adjusting for the impact of foreign currency.

Of that total, ICD product sales were $412 million in the third quarter, a 7 percent decrease compared with the third quarter of 2011. On a constant currency basis, total ICD sales declined 4 percent from the prior year.

Third quarter pacemaker sales were $279 million, a 9 percent decrease compared to the third quarter of 2011. After adjusting for the impact of foreign currency, pacemaker sales decreased 4 percent.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $220 million, a 9 percent increase over the third quarter of 2011. On a constant currency basis, total AF sales increased 13 percent from the prior year.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $314 million for the third quarter of 2012, a 4 percent decrease from the third quarter of 2011. On a constant currency basis, total cardiovascular sales increased 1 percent over the prior year.

Structural heart product sales for the third quarter of 2012 were $145 million, a 4 percent decrease from the third quarter of 2011.

Sales of vascular products during the third quarter of 2012 were $169 million, down 5 percent from the comparable quarter of 2011.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $101 million in the third quarter of 2012, down 1 percent from the comparable quarter of 2011. Revenue for the third quarter increased 2 percent after adjusting for the impact of foreign currency.

Third Quarter Earnings Results

In the third quarter of 2012 the Company recorded after-tax charges of $80 million, or $0.25 per share primarily related to organizational realignment actions announced this quarter as well as our previously announced actions initiated during the second quarter of 2011 to realign certain activities within its CRM business.

Including these items, reported net earnings for the third quarter of 2012 were $176 million, or $0.56 per share. This compares to reported net earnings for the third quarter of 2011 of $227 million, or $0.69 per share.

In accordance with GAAP, reported net earnings for the third quarter 2012 do not include any benefit from the research and development tax credit, which has yet to be extended for 2012. Including the benefit of this adjustment and excluding the third quarter charge, adjusted net earnings for the third quarter of 2012 were $261 million, or $0.83 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Fourth Quarter and Full Year 2012 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter and full year by product category.

The Company expects its consolidated adjusted net earnings for the fourth quarter of 2012 to be in the range of $0.86 to $0.88 per diluted share and for full-year 2012 consolidated adjusted net earnings to now be in the range of $3.42 to $3.44. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Share Repurchase Program

The Company also announced today that its Board of Directors has authorized the repurchase of up to $300 million of St. Jude Medical common stock. The repurchases will occur at such times and at such prices as the management of the Company determines and may be effected through transactions in the open market, in privately negotiated transactions or otherwise.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Any shares acquired in the $300 million repurchase program will be available for general corporate purposes, including offsetting dilution associated with stock option and other equity-based employee benefit plans. The Company had approximately 316 million shares of common stock outstanding as of October 16, 2012.

“The authorization of this share repurchase program allows us to use our strong balance sheet and cash flow to offset dilution from our stock compensation programs in 2013 and maximizes our flexibility to achieve our business objectives,” said Starks.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter 2012 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of its website, sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Third Quarter 2012 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)
(unaudited)	3Q12 Sales	3Q11 Sales		Constant		Constant
			Reported %	Currency %	Reported	Currency
			Change vs.	Change vs.	$ Change	$ Change
			3Q11	3Q11	vs. 3Q11	vs. 3Q11
Total Sales	$1,326	$1,383	-4%	0%	-$57	$3
Total International Sales	$687	$726
Total U.S. Sales	$639	$657
Worldwide Cardiac Rhythm Management	$691	$751	-8%	-4%	-$60	-$28
International Cardiac Rhythm Management	$330	$368
U.S. Cardiac Rhythm Management	$361	$383
Worldwide ICD	$412	$445	-7%	-4%	-$33	-$16
International ICD	$165	$188
U.S. ICD	$247	$257
Worldwide Pacemakers	$279	$306	-9%	-4%	-$27	-$12
International Pacemakers	$165	$180
U.S. Pacemakers	$114	$126
Worldwide Atrial Fibrillation	$220	$202	9%	13%	$18	$27
International Atrial Fibrillation	$133	$119
U.S. Atrial Fibrillation	$87	$83
Worldwide Cardiovascular	$314	$328	-4%	1%	-$14	$2
International Cardiovascular	$203	$217
U.S. Cardiovascular	$111	$111
Worldwide Neuromodulation	$101	$102	-1%	2%	-$1	$2
International Neuromodulation	$21	$22
U.S. Neuromodulation	$80	$80

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended				Nine Months Ended

	September 29, 2012		October 1, 2011		September 29, 2012		October 1, 2011
Net sales	$1,326		$1,383		$4,131		$4,205
Cost of sales:
Cost of sales before special charges	348		363		1,073		1,112
Special charges	7		7		46		18
Total cost of sales	355		370		1,119		1,130
Gross profit	971		1,013		3,012		3,075

Selling, general & administrative expense	456		505		1,440		1,532
Research & development expense	170		176		518		528
Purchased in-process R & D charges	0		0		0		4
Special charges	110		21		179		53
Operating profit	235		311		875		958
Other income (expense), net	(19)		(20)		(67)		(72)
Earnings before income taxes	216		291		808		886
Income tax expense	40		64		176		185
Net earnings	$176		$227		$632		$701
Adjusted net earnings (Non-GAAP)	$261	(1)	$256	(2)	$810	(3)	$800	(4)

Diluted net earnings per share	$0.56		$0.69		$2.00		$2.13
Adjusted diluted net earnings per share (Non-GAAP)	$0.83	(1)	$0.78	(2)	$2.56	(3)	$2.43	(4)

Cash dividends declared per share	$0.23		$0.21		$0.69		$0.63

Weighted average shares outstanding- diluted	316.3		326.8		316.4		329.4

(1)	Third quarter 2012 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $85 or $0.27 per share:

-  $52 charges, or $0.17 per share, primarily related to restructuring actions announced in August 2012 to realign our product divisions and to centralize certain support functions. The associated pre-tax amount of $74 was recorded as a Special Charge to Cost of sales ($3) and Special charges ($71).

-  $14 charges, or $0.04 per share, primarily related to ongoing restructuring actions that began in the second quarter of 2011 to realign certain activities in our legacy CRM business. The associated pre-tax amount of $20 was recorded as a Special Charge to Cost of sales ($4) and Special charges ($16).

- $14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.
- $5 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2012.

(2)	Third quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $29 or $0.09 per share:

-  $21 charges, or $0.06 per share, primarily related to restructuring actions that began in the second quarter of 2011 to realign certain activities in our CRM business. The associated pre-tax amount of $28 was recorded as a Special Charge to Cost of sales ($7) and Special charges ($21).

- $8 charges, or $0.03 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $9 was recorded to SG&A expense.

(3)	First nine months 2012 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $178 or $0.56 per share:

-  $52 charges, or $0.17 per share, primarily related to restructuring actions announced in August 2012 to realign our product divisions and to centralize certain support functions. The associated pre-tax amount of $74 was recorded as a Special Charge to Cost of sales ($3) and Special charges ($71).

-  $70 charges, or $0.22 per share, primarily related to ongoing restructuring actions that began in the second quarter of 2011 to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $100 was recorded as a Special Charge to Cost of sales ($43) and Special charges ($57).

- $14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.
- $25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.
- $17 of income tax benefit, or $0.05 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2012.

(4)	First nine months 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $99 or $0.30 per share:
- $19 charges, or $0.06 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $30 was recorded to Cost of sales.

-  $50 charges, or $0.15 per share, primarily related to restructuring actions that began in the second quarter of 2011 to realign certain activities in our CRM business. The associated pre-tax amount of $71 was recorded as a Special Charge to Cost of sales ($18) and Special charges ($53).

-  $19 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $25 was recorded to SG&A expense.

- $8 charges, or $0.02 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $9 was recorded to SG&A expense.
- $3 Purchased in-process R&D charges, or $0.01 per share, associated with the Company’s acquisition of certain pre-development technology assets.

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

2012 Earnings Guidance Reconciliation

	Fourth Quarter 2012		Full Year 2012

Estimated 2012 diluted net earnings per share	$ 0.70 - $ 0.72		$ 2.70 - $ 2.72
Restructuring actions	0.15	(5)	0.54	(5)
Impairment charge	—		0.04	(6)
License dispute settlement charge	—		0.08	(7)
Federal R&D tax credit 2012 extension	0.01	(8)	0.06	(8)
Estimated 2012 adjusted diluted net earnings per share (Non-GAAP)	$ 0.86 - $ 0.88		$ 3.42 - $ 3.44

(5)

The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges recognized during the first nine months of 2012 (detailed in footnote 3 above) and expected to be recognized in the last three months related to ongoing business restructuring actions.

(6)	The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges related to an impairment charge (detailed in footnote 3 above).
(7)

The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges related to a license dispute settlement charge (detailed in footnote 3 above).

(8)

The federal research and development tax credit has not yet been extended for 2012. The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be enacted for the full year 2012.

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

	September 29, 2012	December 31, 2011
Cash and cash equivalents	$1,051	$986
Accounts receivable, net	1,350	1,367
Inventories	648	624
Other current assets	388	414
Property, plant & equipment, net	1,409	1,388
Goodwill	2,967	2,953
Other intangible assets, net	780	856
Other assets	426	417
Total assets	$9,019	$9,005

Current debt obligations	$540	$83
Other current liabilities	978	978
Long-term debt	1,983	2,713
Deferred income taxes, net	246	279
Long-term other liabilities	525	477
Total equity	4,747	4,475
Total liabilities & equity	$9,019	$9,005